EXHIBIT 3.1

ARTICLES OF INCORPORATION OF ADVANCED GROWING SYSTEMS, INC.

A NEVADA CORPORATION

1.	Western Micro Distributors, Inc. incorporated on February 28, 1983

2.	Agreement of Merger between Western Micro Distributors, Inc. into P.C. Craft, Inc., a Delaware Corporation with Western Micro Distributors, Inc. as the surviving corporation. The name was changed to PCC Group, Inc.

3.	Amendment to the Articles of Incorporation of PCC Group, Inc. to change the name to Non-Lethal Weapons, Inc.

4.	Articles of Incorporation of Advanced Growing Systems, Inc. (Private Company)

5.	Certificate of Amendment changing the name of Advanced Growing Systems, Inc. to Advanced Growing Holdings, Inc. in preparation of the merger

6.	Articles of Incorporation of Advanced Growing Systems, Inc.

7.	Articles of Conversion to change the state of domicile from California to Nevada.

(For documents concerning the reorganization see Exhibit 2.1)

ARTICLES OF INCORPORATION

OF

WESTERN MICRO DISTRIBUTORS, INC.

1. The name of this corporation is WESTERN MICRO DISTRIBUTORS, INC.

2. The purposes of this corporation are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

3. The name and address in the State of California of this corporation’s initial agent for service of process is:

GEORGE RODDA, JR., Attorney at law

610 Newport Center Drive, Suite 1553

Newport Beach, CA 92660

4. This corporation is authorized to issue only one class of shares of stock; and the total number of shares which this Corporation is authorized to issue is 100,000.

DATED: February 24, 1983.

GEORGE RODDA, JR. Incorporator

I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.

GEORGE RODDA, JR.

AGREEMENT OF MERGER

This Agreement of Merger (this “Agreement”) entered into as of September 30, 1989, by and between WMD MICRO DISTRIBUTORS, INC. a California corporation (the “Company”), and P.C. CRAFT, INC., a Delaware corporation (“PCC”). The Company and PCC are sometimes hereinafter collectively referred to as the “Constituent Corporations.”

R E C I T A L S

A. The Company is authorized to issue 10,000,000 shares of Common Stock, $. 01 par value (the “Company’s Common Stock”), of which 1,917,494 shares are outstanding as of the date hereof, and 5,000,000 shares of Preferred Stock, $.01 par value, of which there are no shares outstanding.

B. PCC is authorized to issue 1,000,000 shares of common stock, without par value (the “PCC Common Stock”), of which 338,381 shares are outstanding as of the date hereof.

C. The Board of Directors of each of the Constituent Corporations deems it advisable and in the best interests of each of the Constituent Corporations and its shareholders that PCC be merged with and into the Company as permitted by and pursuant to the provisions of the General Corporation Law of the state of California, on the terms and subject to the conditions hereinafter set forth.

D. This Agreement and the transactions contemplated hereby has been approved by the Board of Directors and shareholders of PCC, and by the Board of Directors of the Company. Approval of this Agreement by the shareholders of the Company is not required by virtue of the provisions of Section 1400 et. seq. of the General Corporation Law of the State of California because the merger has been authorized by an Order confirming Debtor’s Chapter 11 Plan, as modified, entered August 28, 1989, issued by the United States Bankruptcy Court for the central District of California.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and in accordance with the applicable provisions of the General Corporation Law of the State of California, the parties hereto covenant and agree as follows:

ARTICLE I

THE MERGER, THE SURVIVING CORPORATION

AND THE EFFECTIVE DATE

1.1 As soon as practicable following the fulfillment or waiver, to the extent permitted therein, of the conditions specified in Article IV hereof, PCC shall merge with and into the Company (the “Merger”), with the Company to be the surviving corporation in the Merger.

1.2 The date on which the Merger occurs and becomes effective is hereby defined to be and is hereinafter referred to as the “Effective Date”. The Merger shall occur and be effective at the time and on the date that this Agreement of Merger, having been duly executed and acknowledged, together with a certificate of merger with respect hereto and any and all other necessary documents and instruments, is filed with the Secretary of State of the State of California as provided in Section 1103 of the California General Corporation Law.

1.3 The Company, as the surviving corporation in the Merger (hereinafter as such referred to as the “Surviving Corporation”), shall continue its corporate existence under the laws of the state of California. On the Effective Date, the separate existence and corporate organization of PCC, except insofar as it may be continued by operation of law, shall be terminated and cease.

ARTICLE II

ARTICLES OF INCORPORATION, BYLAWS,

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

2.1 The Articles of Incorporation of the Company shall be the Articles of Incorporation of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof and of applicable law. On the Effective Date, Article I of the Articles of Incorporation of the Company is hereby amended to read as follows:

“I

“The name of this corporation is PCC Group, Inc.”

2.2 The Bylaws of the Company as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation, until amended or repealed in accordance with the provisions thereof, of the Company’s Articles of Incorporation and of applicable law.

2.3 The directors and officers of PCC on the Effective Date shall be the directors and officers of the Surviving Corporation, respectively, on and after the Effective Date until expiration of their respective terms and until their successors are elected and qualified, or prior resignation, removal or death, subject to the Articles of Incorporation and Bylaws of PCC.

ARTICLE III

TREATMENT OF SHARES OF EACH OF THE

CONSTITUENT CORPORATIONS

3.1 On the Effective Date:

(a) Each share of PCC’s Common Stock outstanding immediately prior to the Merger shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one share of the Company’s Stock, such that the holders of PCC’s Common Stock outstanding immediately prior to the Merger shall receive, as a consequence of the Merger, an aggregate of 338,381 shares of the Company’s Common Stock; and

(b) Each share of the Company’s Common Stock outstanding immediately prior to the Merger shall be unaffected by the Merger, and shall remain issued and outstanding immediately following the Merger.

3.2 Upon consummation of the Merger, each certificate which formerly represented shares of PCC’s Common Stock will be deemed for all purposes to represent that number of shares of the Company’s Common Stock to which the holder thereof is entitled by virtue of the Merger. After the Effective Date, upon delivery to the Company of certificates which formerly represented shares of PCC’s Common stock, the Company will cause certificates to be issued to the holders thereof representing the appropriate number of shares of the Company’s Common Stock.

ARTICLE IV

CONDITIONS, DEFERRAL, TERMINATION AND AMENDMENT

4.1 The obligations of PCC and the Company to effect the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions (any or all of which may be waived by PCC and the Company in their sole discretion to the extent permitted by law):

(a) The Board of Directors and shareholders of PCC shall have approved the Merger in accordance with the Delaware General Corporation Law; and

(b) The Board of Directors of the Company shall have approved the Merger at a meeting thereof duly held in accordance with the California Corporation Code.

4.2 Consummation of the Merger may be deferred by the Boards of Directors of PCC and the Company for a reasonable period of time if the Boards of Directors determine that deferral would be in the best interests of each of PCC and the Company, and their respective shareholders.

4.3 (a) This Agreement may be terminated by the Board of Directors of PCC or of the Company at any time before or after adoption and approval hereof by the shareholders of PCC but not later than the Effective Date, if circumstances arise which in the opinion of the Boards of Directors of PCC and the Company make the Merger inadvisable.

(b) In the event of termination of this Agreement as provided above, this Agreement shall become wholly void and of no effect, and there shall be no liability on the part of either Constituent Corporation or its Board of Directors or its shareholders except as provided in Section 4.4 hereof.

4.4 If the Merger becomes effective, the surviving Corporation shall assume and pay all expenses in connection therewith not theretofore paid by the respective parties. If for any reason the Merger shall not become effective, each of the Constituent Corporations shall pay all of their own respective expenses incurred in connection with all the proceedings taken in respect of this Agreement or relating thereto.

4.5 The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in such matter as may be agreed upon by them in writing at any time before or after adoption and approval of this Agreement by the shareholders of the Constituent Corporations, or either of them, but not later than the Effective Date; provided, however, that no such amendment, modification or supplement not adopted and approved by the shareholders of PCC shall affect the rights of such shareholders or change any of the principal terms of this Agreement.

ARTICLE V

TRANSFER OF ASSETS AND LIABILITIES

5.1 On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, of each of the Constituent Corporations, and all debts due to each of the Constituent Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors, and all debts, liabilities and duties of each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

5.2 The parties hereto agree that from time to time and as when requested by the Surviving Corporation, or by its successors and assigns, to the extent permitted by law, the officers and directors of the company and of the Surviving corporation are fully authorized in the name of the Company or otherwise to execute and deliver all such deeds, assignments, confirmations, assurances and other instruments and to take or cause to be taken all such further action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, confirm in or assure the Surviving Corporation tile to and possession of all said property, rights, privileges, powers and franchises and otherwise to carry out the intent and purposes of this Agreement.

ARTICLE VI

MISCELLANEOUS

For the convenience of the parties and to facilitate any filing and recording of this Agreement, any number of counterparts hereof may be executed, each of which shall be deemed to be an original of this Agreement but all of which together shall constitute one and the same instrument.

This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the State of California.

The surviving corporation (the “Company”) shall irrevocably appoint the Secretary of State of Delaware as its agent to accept service of process in any suit or other proceeding and a copy of such process shall be mailed by the Secretary of State of Delaware to WMD Micro Distributors, Inc., 640 N. Puente Street, Brea, CA 92621.

IN WITNESS WHEREOF, the parties to this Agreement, pursuant to the approval and authority duly given by resolutions adopted by their respective Boards of Directors have caused this Agreement to be executed by the President of each party hereto, and to be attested to by the Secretary of each party hereto, all as of the day and year first above written.

WMD MICRO DISTRIBUTORS, INC. a California Corporation

By:
Blaine Mansfield
President and Secretary

P.C. CRAFT, INC.,
a Delaware corporation

By:
Andy Soong, President

Jack Wen, Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF

PCC GROUP, INC.

The undersigned certify that:

1. They are the president and the secretary, respectively, of PCC Group, Inc., a California Corporation.

2. Article 1 of the Articles of Incorporation of this corporation is amended to read as follows:

The name of the corporation shall be Non - Lethal Weapons, Inc.

Article IV of the Articles of Incorporation of this corporation is amended by adding the following statement;

The shares outstanding shall be consolidated on a one (1) new for one thousand (1000) old basis.

3. The foregoing amendment of Articles of Incorporation has been duly Approved by the Board of directors on July 12, 2005.

4. The foregoing amendment of Articles of Incorporation has been duly Approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is one thousand (1000) The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: July 12, 2005

Jason Wong, President

Kevin Findlay, Secretary

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF

Non - Lethal Weapons, INC.

The undersigned certify that:

1. They are the president and the secretary, respectively, of Non - Lethal Weapons, Inc., a California corporation.

2. Article IV of the Articles of Incorporation of this corporation is amended by adding the following statement;

The authorized capital of this corporation shall be five hundred million shares with a par value of $0.001

3. The foregoing amendment of Articles of Incorporation has been duly Approved by the board of directors on November 14, 2005.

4. The foregoing amendment of Articles of Incorporation has been duly Approved by the required vote of shareholders in accordance with Section 902, California Corporations Code. The total number of outstanding shares of the corporation is one thousand (1000). The number of shares voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than 50%.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

DATE: November 14, 2005

Jason Wong, President

Kevin Findlay, Secretary